Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS

SECOND QUARTER 2019 FINANCIAL RESULTS

CONROE, TX – July 24, 2019 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit” or the “Company”), the bank holding company for Spirit of Texas Bank, today reported its results as of and for the three months ended June 30, 2019.

Second Quarter 2019 Financial and Operational Highlights

•

Net income for the second quarter of 2019 increased to $5.8 million, compared to $2.7 million in the second quarter of 2018. Adjusted net income(1) for the second quarter of 2019 was $5.8 million, which excluded $997 thousand of after-tax, merger-related expenses and $1.1 million of gain on sale of investment securities.

•

Diluted earnings per share were $0.41 for the second quarter of 2019, compared to $0.29 for the second quarter of 2018. Adjusted diluted earnings per share(1) were also $0.41 for the second quarter of 2019, which excluded $997 thousand of after-tax, merger-related expenses and $1.1 million of gain on sale of investment securities.

•	Reported and tax equivalent net interest margin(1) were 4.61% and 4.64%, respectively.

•	Return on average assets was 1.26% annualized including $997 thousand of after-tax, merger-related expenses and $1.1 million of gain on sale of investment securities.

•	At June 30, 2019, book value per share was $17.70 and tangible book value per share(1) was $13.61.

•	At June 30, 2019, total stockholders’ equity to total assets was 12.86% and tangible equity to tangible assets(1) was 10.19%.

•

Completed the acquisition of First Beeville Financial Corporation and its subsidiary, The First National Bank of Beeville (together, “Beeville”), on April 2, 2019. The combined organization has 29 locations and total assets of $1.9 billion as of June 30, 2019.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “We are proud to have reported record earnings in the second quarter of 2019. Adjusted diluted earnings per share for the quarter were $0.41, up 24% over the comparable sequential first quarter of 2019 and 41% higher than last year’s second quarter earnings per share. We are also very pleased to announce that we have signed a definitive agreement to acquire through a series of mergers Chandler Bancorp, Inc. and its subsidiary, Citizens State Bank (together, “Citizens”). This is our tenth acquisition since 2008 and the third acquisition since our May 2018 initial public offering. The transaction is expected to close in the fourth quarter of 2019, subject to the satisfaction of customary closing conditions, including regulatory approvals, and is expected to be accretive to earnings in 2020. For additional details regarding this transaction, please review the news releases disclosed today.”

First Beeville Financial Corporation Acquisition

On April 2, 2019, the Company closed its previously announced acquisition of Beeville in a cash and stock transaction (the “Beeville acquisition”). The closing consideration consisted of approximately $32.4 million in cash and 1,579,268 shares of Spirit’s common stock. Under the terms of the Agreement and Plan of Reorganization, each outstanding share of Beeville was converted into the right to receive $547.45 in cash and approximately 26.7048 shares of Spirit common stock, plus cash in lieu of any resulting fractional shares. Spirit and Beeville offices and services are expected to be integrated during the third quarter of 2019. The transaction added approximately $465.6 million in total assets, with three branches and two loan production offices in attractive markets.

Loan Portfolio and Composition

During the second quarter of 2019, gross loans grew to $1.41 billion as of June 30, 2019, an increase of 26.3% from $1.12 billion as of March 31, 2019, and an increase of 53.6% from $917.5 million as of June 30, 2018. Loan growth during the quarter was primarily driven by the $296.3 million of loans acquired in the Beeville acquisition.

Asset Quality

The provision for loan losses recorded for the second quarter of 2019 was $332 thousand. The allowance decreased to $6.3 million, or 0.45% of the $1.41 billion in loans outstanding as of June 30, 2019, primarily due to improvements in the assessed credit quality as represented by internal risk ratings. The nonperforming loans to loans held for investment ratio as of June 30, 2019 decreased to 0.40% from 0.52% as of March 31, 2019, and 0.44% at June 30, 2018. Annualized net charge-offs were 18 basis points for the second quarter of 2019.

Deposits and Borrowings

Deposits totaled $1.57 billion as of June 30, 2019, an increase of 30.6% from $1.20 billion as of March 31, 2019, and an increase of 86.0% from $844.7 million as of June 30, 2018. Noninterest-bearing demand deposits increased $109.4 million, or 42.3%, from March 31, 2019, and increased $184.3 million, or 100.4% from June 30, 2018. Noninterest-bearing demand deposits represented 23.4% of total deposits as of June 30, 2019, compared to 21.5% of total deposits as of March 31, 2019, and 21.7% of total deposits as of June 30, 2018. Deposit growth during the quarter was primarily driven by the $399.2 million obtained through the Beeville acquisition. The average cost of deposits was 1.01% for the second quarter of 2019, representing a four basis point decrease from the first quarter of 2019 and a nine basis point increase from the second quarter of 2018.

Net Interest Margin and Net Interest Income

The net interest margin for the second quarter of 2019 was 4.61%, a decrease of four basis points from the first quarter of 2019 and an increase of nine basis points from the second quarter of 2018. The tax equivalent net interest margin for the second quarter of 2019 was 4.64%, a decrease of five basis points from the first quarter of 2019 and an increase of seven basis points from the second quarter of 2018. The decrease from the first quarter of 2019 is due to the timing of selling and buying securities in conjunction with portfolio rebalancing and drawing $21 million on the line of credit with our third-party lender. The increase from the same quarter the prior year was due primarily to the impact of higher interest rates.

Net interest income totaled $19.8 million for the second quarter of 2019, an increase of 78.2% from $11.1 million for the second quarter of 2018. Interest income totaled $24.3 million for the second quarter of 2019, an increase of 80.2% from $13.5 million in the same period in 2018. Interest and fees on loans increased by $9.1 million, or 69.8%, from the second quarter of 2018 due to organic and acquired growth in the loan portfolio and the impact of an increase in interest rates. Interest expense was $4.5 million for the second quarter of 2019, an increase of 89.1% from $2.4 million for the same period in 2018. The increase from the second quarter of 2018 was due to an increase in the rate paid on interest-bearing liabilities of 13 basis points and the growth in the deposit base from the acquisition of Comanche National Corporation and its subsidiary, The Comanche National Bank (the “Comanche acquisition”), which closed on November 14, 2018, and the Beeville acquisition, which closed on April 2, 2019.

Noninterest Income and Noninterest Expense

Noninterest income totaled $3.8 million for the second quarter of 2019, compared to $2.3 million for the second quarter of 2018. The primary components of noninterest income for the second quarter of 2019 were a gain on sales of loans, net, a gain on sales of investment securities, and service charges and fees of $1.4 million, $1.1 million and $969 thousand, respectively. Noninterest expense totaled $15.8 million in the second quarter of 2019, an increase of 68.7% from $9.4 million in the prior year period. This increase was primarily driven by increased salaries and employee benefits and the amortization of core deposit intangibles related to the Comanche acquisition and the Beeville acquisition.

The efficiency ratio was 67.3% in the second quarter of 2019 compared to 70.1% in the second quarter of 2018.

(1)

Adjusted Net Income, Adjusted Basic and Diluted Earnings Per Share, Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, and Tangible Equity to Tangible Assets Ratio are all non-GAAP measures. Spirit believes that for Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share, the adjustments made to net income allow investors and analysts to better assess its basic and diluted earnings per common share by removing the volatility that is associated with merger-related expenses and gain on sale of investment securities that are unrelated to its core business. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. The non-GAAP financial measures that we discuss in this news release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this news release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this news release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this news release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its second quarter 2019 results and its pending acquisition of Citizens, which will be broadcast live over the Internet, on Thursday, July 25, 2019 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at
http://ir.sotb.com/events-presentations. For those who cannot listen to the live call, a replay will be available through August 1, 2019 and may be accessed by dialing 201-612-7415 and using pass code 13692563#. Also, an archive of the webcast will be available shortly after the call at http://ir.sotb.com/events-presentations for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 29 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels and Corpus Christi metropolitan areas, along with offices in North Central Texas. Please visit https://www.sotb.com for more information.

No Offer or Solicitation

This press release does not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our ability to consummate the equity offering in the size and manner described herein; risks relating to our ability to timely complete, or complete at all, the pending acquisition of Citizens, including the possibility that the expected benefits and synergies and our projections related to the acquisitions may not materialize as expected; that prior to the completion of the pending acquisition of Citizens, the target’s businesses could experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; difficulty retaining key employees; business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; risks related to the integration of acquired businesses (including our recent Beeville acquisition and our pending acquisition of Citizens) and any future acquisitions; our ability to successfully identify and address the risks associated with our recent, pending and possible future acquisitions; changes in management personnel; interest rate risk; credit risk associated with our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates and projections; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures and those of companies we acquire; our actual financial results for the three months ended June 30, 2019 may differ materially from the preliminary financial estimates we have provided as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for such periods are finalized; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, and their application by our regulators; governmental monetary and fiscal policies; increases in our capital requirements; and other risks identified in Spirit’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2019, its Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 10, 2019, and its other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$22,204	$17,118	$15,817	$13,901	$13,078
Interest and dividends on investment securities	1,302	1,182	897	202	195
Other interest income	794	584	208	173	215

Total interest income	24,300	18,884	16,922	14,276	13,488

Interest expense:
Interest on deposits	3,938	3,071	2,613	2,197	1,941
Interest on FHLB advances and other borrowings	611	378	447	389	465

Total interest expense	4,549	3,449	3,060	2,586	2,406

Net interest income	19,751	15,435	13,862	11,690	11,082
Provision for loan losses	332	849	700	486	635

Net interest income after provision for loan losses	19,419	14,586	13,162	11,204	10,447

Noninterest income:
Service charges and fees	969	729	649	462	419
SBA loan servicing fees	40	264	1,026	529	548
Mortgage referral fees	198	110	97	160	208
Gain on sales of loans, net	1,384	804	1,236	1,369	1,041
Gain on sales of investment securities	1,053	1,081	—	—	—
Other noninterest income	131	69	23	47	87

Total noninterest income	3,775	3,057	3,031	2,567	2,303

Noninterest expense:
Salaries and employee benefits	8,765	7,124	7,988	6,623	6,043
Occupancy and equipment expenses	1,690	1,262	1,479	1,279	1,221
Professional services	1,022	1,041	1,806	624	314
Data processing and network	731	485	340	302	321
Regulatory assessments and insurance	315	98	307	266	266
Amortization of intangibles	1,006	603	390	176	175
Advertising	167	97	81	83	102
Marketing	132	139	154	115	121
Telephone expense	338	140	82	120	114
Conversion expense	453	1,151	160	—	—
Other operating expenses	1,206	864	789	693	704

Total noninterest expense	15,825	13,004	13,576	10,281	9,381

Income before income tax expense	7,369	4,639	2,617	3,490	3,369
Income tax expense	1,542	829	104	719	688

Net income	$5,827	$3,810	$2,513	$2,771	$2,681

Earnings per common share:
Basic	$0.42	$0.31	$0.23	$0.28	$0.30
Diluted	$0.41	$0.30	$0.22	$0.27	$0.29

Weighted average common shares outstanding:
Basic	13,765,929	12,152,558	10,994,467	9,792,032	8,851,446
Diluted	14,236,244	12,607,445	11,450,552	10,360,301	9,306,029
Efficiency	67.3%	70.3%	80.4%	72.1%	70.1%
Adjusted Efficiency	62.6%	62.5%	71.8%	62.0%	59.3%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands)
Assets:
Cash and due from banks	$26,150	$19,397	$22,664	$18,212	$17,181
Interest-bearing deposits in other banks	137,008	103,265	66,351	25,926	35,805

Total cash and cash equivalents	163,158	122,662	89,015	44,138	52,986

Time deposits in other banks	1,225	—	—	245	245
Investment securities:
Available for sale securities, at fair value	171,058	131,068	179,461	33,449	34,519

Total investment securities	171,058	131,068	179,461	33,449	34,519

Loans held for sale	2,583	6,300	3,945	5,500	7,715
Loans:
Loans held for investment	1,409,338	1,115,995	1,092,940	954,074	917,521
Less: allowance for loan and lease losses	(6,277)	(6,569)	(6,286)	(6,156)	(6,015)

Loans, net	1,403,061	1,109,426	1,086,654	947,918	911,506

Premises and equipment, net	62,815	55,237	53,877	46,135	44,945
Accrued interest receivable	7,039	4,849	4,934	3,715	3,195
Other real estate owned and repossessed assets	1,324	518	782	289	289
Goodwill	43,889	18,253	18,253	4,485	4,485
Core deposit intangible	12,583	7,954	8,558	2,959	3,135
SBA servicing asset	3,570	3,747	3,965	3,561	3,521
Deferred tax asset, net	48	—	328	1,667	1,616
Bank-owned life insurance	15,432	7,442	7,401	483	482
Federal Home Loan Bank and other bank stock, at cost	6,190	5,264	5,304	4,861	4,830
Other assets	4,485	4,464	4,276	2,806	3,207

Total assets	$1,898,460	$1,477,184	$1,466,753	$1,102,211	$1,076,676

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$367,892	$258,440	$256,784	$207,727	$183,618
Interest-bearing	569,839	363,326	378,822	222,245	220,087

Total transaction accounts	937,731	621,766	635,606	429,972	403,705
Time deposits	632,873	581,486	547,042	442,638	440,978

Total deposits	1,570,604	1,203,252	1,182,648	872,610	844,683
Accrued interest payable	1,134	737	702	475	431
Short-term borrowings	—	—	12,500	10,000	15,000
Long-term borrowings	80,525	65,676	67,916	64,961	66,191
Deferred tax liability, net	—	449	—	—	—
Other liabilities	2,087	3,094	4,191	3,272	2,385

Total liabilities	1,654,350	1,273,208	1,267,957	951,318	928,690

Stockholders’ Equity:
Common stock	204,974	171,159	169,939	127,541	127,344
Retained earnings	36,640	30,813	27,003	24,490	21,719
Accumulated other comprehensive income (loss)	2,496	2,004	1,854	(1,138)	(1,077)

Total stockholders’ equity	244,110	203,976	198,796	150,893	147,986

Total liabilities and stockholders’ equity	$1,898,460	$1,477,184	$1,466,753	$1,102,211	$1,076,676

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)	$197,774	$162,934	$173,892	$159,776	$149,988
Real estate:
1-4 single family residential loans	277,560	280,788	275,644	244,633	238,606
Construction, land and development loans	176,567	169,919	159,734	155,778	152,558
Commercial real estate loans (including multifamily)	666,981	418,032	397,953	324,212	305,405
Consumer loans and leases	20,745	21,631	24,378	18,174	19,588
Municipal and other loans	69,711	62,691	61,339	51,501	51,376

Total loans held in portfolio	$1,409,338	$1,115,995	$1,092,940	$954,074	$917,521

(1)

Balance includes $71.3 million, $73.5 million, $76.9 million, $75.9 million and $72.4 million of the unguaranteed portion of SBA loans as of June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$367,892	$258,440	$256,784	$207,727	$183,618
Interest-bearing demand deposits	292,550	127,182	124,933	—	—
Interest-bearing NOW accounts	7,638	7,509	7,961	7,865	7,404
Savings and money market accounts	269,651	228,635	245,928	214,380	212,683
Time deposits	632,873	581,486	547,042	442,638	440,978

Total deposits	$1,570,604	$1,203,252	$1,182,648	$872,610	$844,683

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended June 30,
	2019			2018
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$120,568	$742	2.47%	$41,396	$183	1.77%
Loans, including loans held for sale (2)	1,419,004	22,204	6.28%	901,103	13,078	5.82%
Investment securities and other	177,227	1,354	3.06%	40,005	227	2.28%

Total interest-earning assets	1,716,799	24,300	5.68%	982,504	13,488	5.51%

Noninterest-earning assets	143,434			75,278

Total assets	$1,860,233			$1,057,782

Interest-bearing liabilities:
Interest-bearing demand deposits	$295,274	$394	0.54%	$—	$—	0.00%
Interest-bearing NOW accounts	7,619	3	0.16%	8,102	3	0.15%
Savings and money market accounts	267,357	588	0.88%	221,792	337	0.61%
Time deposits	634,700	2,953	1.87%	431,666	1,601	1.49%
FHLB advances and other borrowings	75,856	611	3.23%	85,612	465	2.18%

Total interest-bearing liabilities	1,280,806	4,549	1.42%	747,172	2,406	1.29%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	359,559			188,628
Other liabilities	3,228			2,855
Stockholders’ equity	216,640			119,127

Total liabilities and stockholders’ equity	$1,860,233			$1,057,782

Net interest rate spread			4.26%			4.22%

Net interest income and margin		$19,751	4.61%		$11,082	4.52%

Net interest income and margin (tax equivalent)(3)		$19,863	4.64%		$11,196	4.57%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended June 30, 2019 and 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$120,568	$742	2.47%	$92,892	$546	2.38%
Loans, including loans held for sale (2)	1,419,004	22,204	6.28%	1,105,177	17,118	6.28%
Investment securities and other	177,227	1,354	3.06%	148,035	1,220	3.34%

Total interest-earning assets	1,716,799	24,300	5.68%	1,346,104	18,884	5.69%

Noninterest-earning assets	143,434			110,334

Total assets	$1,860,233			$1,456,438

Interest-bearing liabilities:
Interest-bearing demand deposits	$295,274	$394	0.54%	$128,059	$167	0.53%
Interest-bearing NOW accounts	7,619	3	0.16%	7,354	3	0.15%
Savings and money market accounts	267,357	588	0.88%	235,148	442	0.76%
Time deposits	634,700	2,953	1.87%	561,435	2,459	1.78%
FHLB advances and other borrowings	75,856	611	3.23%	67,149	378	2.29%

Total interest-bearing liabilities	1,280,806	4,549	1.42%	999,145	3,449	1.40%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	359,559			250,204
Other liabilities	3,228			5,232
Stockholders’ equity	216,640			201,857

Total liabilities and stockholders’ equity	$1,860,233			$1,456,438

Net interest rate spread			4.26%			4.29%

Net interest income and margin		$19,751	4.61%		$15,435	4.65%

Net interest income and margin (tax equivalent)(3)		$19,863	4.64%		$15,573	4.69%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended June 30, 2019 and March 31, 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$5,827	$3,810	$2,513	$2,771	$2,681

Weighted average number of common shares - basic	13,765,929	12,152,558	10,994,467	9,792,032	8,851,446
Weighted average number of common shares - diluted	14,236,244	12,607,445	11,450,552	10,360,301	9,306,029
Basic earnings per common share	$0.42	$0.31	$0.23	$0.28	$0.30

Diluted earnings per common share	$0.41	$0.30	$0.22	$0.27	$0.29

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$5,827	$3,810	$2,513	$2,771	$2,681
Pre-tax adjustments:
Noninterest income Gain on sale of investment securities	(1,053)	(1,081)	—	—	—
Noninterest expense Merger related expenses	1,165	1,778	1,447	270	—
Taxes:
Tax effect of adjustments	(168)	(373)	(149)	(55)	—

Adjusted net income	$5,771	$4,134	$3,811	$2,986	$2,681

Weighted average number of common shares - basic	13,765,929	12,152,558	10,994,467	9,792,032	8,851,446
Weighted average number of common shares - diluted	14,236,244	12,607,445	11,450,552	10,360,301	9,306,029
Basic earnings per common share - Non-GAAP basis	$0.42	$0.34	$0.35	$0.30	$0.30

Diluted earnings per common share - Non-GAAP basis	$0.41	$0.33	$0.33	$0.29	$0.29

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$19,751	$15,435	$13,862	$11,690	$11,082
Average interst-earning assets	1,716,799	1,346,104	1,199,125	1,007,492	982,504
Net interest margin	4.61%	4.65%	4.59%	4.60%	4.52%
Net interest margin - Non-GAAP basis:
Net interest income	$19,751	$15,435	$13,862	$11,690	$11,082
Plus:
Impact of fully taxable equivalent adjustment	112	138	114	113	114

Net interest income on a fully taxable equivalent basis	$19,863	$15,573	$13,976	$11,803	$11,196

Average interst-earning assets	1,716,799	1,346,104	1,199,125	1,007,492	982,504
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.64%	4.69%	4.62%	4.65%	4.57%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$244,110	$203,976	$198,796	$150,893	$147,986
Less:
Goodwill and other intangible assets	56,472	26,207	26,811	7,444	7,620

Tangible stockholders’ equity	$187,638	$177,769	$171,985	$143,449	$140,366

Shares outstanding	13,790,332	12,195,891	12,103,753	9,812,481	9,786,611
Book value per share	$17.70	$16.72	$16.42	$15.38	$15.12
Less:
Goodwill and other intangible assets per share	4.10	2.14	2.21	0.76	0.78

Tangible book value per share	$13.61	$14.58	$14.21	$14.62	$14.34

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$244,110	$203,976	$198,796	$150,893	$147,986
Total assets (denominator)	1,898,460	1,477,184	1,466,753	1,102,211	1,076,676
Total stockholders’ equity to total assets	12.86%	13.81%	13.55%	13.69%	13.74%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$244,110	$203,976	$198,796	$150,893	$147,986
Less:
Goodwill and other intangible assets	56,472	26,207	26,811	7,444	7,620

Total tangible common equity (numerator)	$187,638	$177,769	$171,985	$143,449	$140,366

Tangible assets:
Total assets	1,898,460	1,477,184	1,466,753	1,102,211	1,076,676
Less:
Goodwill and other intangible assets	56,472	26,207	26,811	7,444	7,620

Total tangible assets (denominator)	$1,841,988	$1,450,977	$1,439,942	$1,094,767	$1,069,056

Tangible equity to tangible assets	10.19%	12.25%	11.94%	13.10%	13.13%